Exhibit 99.1

MEREDITH, HOME INTERIORS & GIFTS TO COLLABORATE ON
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COLLECTION OF BETTER HOMES AND GARDENS HOME DECOR PRODUCTS
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DES MOINES, IOWA; DALLAS, TEXAS (June 9, 2003) -- Meredith Corporation
(NYSE:MDP) of Des Moines, Iowa, and Home Interiors & Gifts, Inc. of Dallas, Texas, announced today that they have entered into a strategic alliance to create and sell a premier line of home decor products to be known as "The Better Homes and Gardens Collection."

The Better Homes and Gardens Collection will be sold exclusively by the 80,000 Home Interiors & Gifts independent, in-home sales representatives known as Displayers. The collection will be available in late 2003 or early 2004.

Founded in 1957, Home Interiors & Gifts reported 2002 revenues of more than $570 million and is one of the largest direct sellers of home decor accessories in the United States, as measured by sales.

The creative team from Better Homes and Gardens, the country's foremost home decorating and design authority, will lend its unique and unparalleled knowledge of design trends and techniques to the creative process. It will collaborate with the Home Interiors & Gifts product development team to create a collection of home decor products that will reflect current American tastes, and may also inspire new trends.

Home Interiors & Gifts will complement this collaboration with its industry-leading sourcing, design and fulfillment capabilities, and its Displayers will take The Better Homes and Gardens Collection into homes throughout North America.

"We are excited about this alliance on many levels," says Meredith Publishing Group President Stephen M. Lacy. "Our joint research reveals that customers who attend Home Interiors & Gifts in-home decorating and gift shows recognize and associate quality with the Better Homes and Gardens brand. Our alliance with Home Interiors & Gifts and its Displayers offers us a unique opportunity to offer a collection of exclusive home decor products to a widely receptive and loyal customer base."

"Combining our 46-year legacy of `decorating lives' through Home Interiors & Gifts with Meredith's more than 100 years of establishing valued home traditions creates a synergy unmatched by most company alliances today," says Home Interiors & Gifts Chairman and Chief Executive Officer Joey Carter.

           "Our research shows that the highest ranked publication to which our Displayers subscribe or that they enjoy reading is Better Homes and Gardens magazine," Carter says. "Our 80,000 Displayers comprise one of the most


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productive sales forces in the direct selling industry, and they will serve as a dynamic, exclusive channel through which The Better Homes and Gardens Collection will be offered."


In addition to presenting and selling The Better Homes and Gardens Collection, Home Interiors & Gifts Displayers will offer their customers the opportunity to subscribe to Better Homes and Gardens magazine. "This represents an excellent opportunity to offer magazine subscriptions to a group already interested in our core content areas of decorating, remodeling, gardening and cooking," Lacy says.

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ABOUT MEREDITH CORPORATION
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Meredith Corporation (www.meredith.com) operates businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 17 magazine brands, including Better Homes and Gardens, Ladies' Home Journal and American Baby, and approximately 170 special interest publications. Meredith owns 11 television stations - including properties in top 25 markets such as Atlanta, Phoenix and Portland. Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DaimlerChrysler, and Carnival Cruise Lines. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 24 Web sites, and strategic alliances with leading Internet destinations. ABOUT

HOME INTERIORS & GIFTS, INC.
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           Home Interiors & Gifts, Inc. (www.homeinteriors.com) is a
manufacturer and direct seller of exclusive home decorative accessories and gifts offered through non-employee, independent sales representatives in the United States, Mexico, Canada and Puerto Rico. Founded in 1957, the Dallas-based company reported sales of more than $570 million in 2002. Home Interiors & Gifts is a member of the Direct Selling Association.

CONTACTS:   ART SLUSARK, MEREDITH, (515) 284-3404; ART.SLUSARK@MEREDITH.COM
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            CYNTHIA PHARR, HOME INTERIORS & GIFTS (972) 931-7576;
            CYNTHIAPHARR@MSN.COM
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